UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 24, 2004

EDWARDS LIFESCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California		92614
(Address of principal executive offices)		(Zip Code)

(949) 250-2500
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On December 24, 2004, the Compensation and Governance Committee of the Board of Directors of Edwards Lifesciences Corporation (the “Company”) adopted the Edwards Lifesciences Corporation Executive Deferred Compensation Plan, effective as of January 1, 2005 (the “Plan”).  It is expected that one or more of the Company’s executive officers will participate in the Plan.

In summary, the Plan provides selected employees with the opportunity to defer specified percentages of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan because of the limitations under such plan.  The Plan also permits the participants to defer up to 100% of their base pay and annual incentive bonus.  Participants may elect distributions of deferred compensation to be paid in a lump sum or in installments upon separation from service, death or a specified date.  Deferrals are credited with gain or loss based on the performance of one or more investment options selected by the participant from various investment funds.  No actual investments will be held in the participant’s accounts and participants remain general unsecured creditors of the Company with respect to their account balances.  Although the Compensation and Governance Committee has discretion to amend, suspend or terminate the Plan, it may not reduce amounts credited to a participant’s account.

A copy of the Plan is attached as exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Edwards Lifesciences Corporation Executive Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 2004

EDWARDS LIFESCIENCES CORPORATION

By:	/s/ Bruce P. Garren
Bruce P. Garren
Corporate Vice President, General Counsel

Exhibit Index

Exhibit Number	Description

10.1	Edwards Lifesciences Corporation Executive Deferred Compensation Plan.